UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

R. R. DONNELLEY & SONS COMPANY

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-4694	36-1004130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive, Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 1, 2016, R.R. Donnelley & Sons Company (the “Company” or “RR Donnelley”) completed the previously announced separation (the “Separation”) of its publishing and retail-centric print services and office products business (“LSC Communications, Inc.” or “LSC”) into a separate publicly-traded company. In connection with the Separation, the Company completed the tax free distribution of 80.75% of the outstanding common stock of LSC to the Company’s stockholders (the “Distribution”). Immediately following the Distribution, RR Donnelley retained a 19.25% ownership stake in LSC, and LSC became an independent public company trading on the New York Stock Exchange under the symbol “LKSD.”

Following the Distribution, the Company disclosed that it expected to dispose of its remaining ownership stake in LSC within 12 months after the Distribution. On March 28, 2017, the Company completed the sale of 6,242,802 shares (the “Underwritten Shares”) of LSC’s common stock, par value $0.01 per share (the “Common Stock”) in an underwritten public offering. The sale of the Underwritten Shares was completed at a public offering price of $20.25 per share, less underwriting discounts and commissions.

In connection with the offering by the Company of the Underwritten Shares, LSC sold 936,420 shares of Common Stock (the “Option Shares” and, together with the “Underwritten Shares,” the “Shares”) pursuant to the underwriters’ exercise in full of their option to purchase additional shares of Common Stock. RR Donnelley did not receive any of the proceeds from the sale by LSC of the Option Shares.

The offering of the Shares was registered pursuant to LSC’s registration statement on Form S-1 (File No. 333-216517), which the Securities and Exchange Commission declared effective on March 22, 2017.  Following the completion of the offering, the Company retained no shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: March 28, 2017	By:	/s/ Terry D. Peterson
Terry D. Peterson
Executive Vice President and Chief Financial Officer